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                                                                    Exhibit 99.1

                      VIRATA RESCHEDULES DECEMBER QUARTER
                  SEMICONDUCTOR SHIPMENTS TO CERTAIN CUSTOMERS

             Revises Fiscal 2001 Third and Fourth Quarter Guidance

     SANTA CLARA, Calif., December 21, 2000 - Virata(R) Corporation [Nasdaq:
VRTA] today announced that it has signed a multi-level agreement with Westell Technologies, Inc. This agreement includes Virata canceling approximately 40% of Westell's contractually agreed calendar Q4 2000 Helium shipment, re-scheduling the remaining product shipments, and the selection of Virata's next generation semiconductors for Westell's future CPE products. Virata has also agreed to re-schedule contractually agreed shipments to a limited number of its other customers in Asia and the US.

     Based on these events, Virata has revised its fiscal 2001 third and fourth quarter guidance as follows:

 . For the quarter ended December 31, 2000 Virata expects revenues to be approximately $37 million, down from its earlier guidance of $46.7 million. This revised guidance reflects the cancellation and re-scheduling of shipments to Westell and re-scheduling of shipments to other customers in Asia and the US.

 . For the April 1, 2001 quarter, the company believes that revenues will be at least $37 million, which is down from the prior guidance of $58.4 million.

 . The company is also providing its "as adjusted" earnings per share estimate for the December 2000 quarter of $0.04. Guidance for "as adjusted" earnings per share for the April 1, 2001 quarter will be provided in Virata's Earnings Call scheduled for January 24, 2001.

 . As a result of the cancellation and re-scheduling of semiconductor shipments, Virata's inventories are expected to increase at the quarter end by comparison with last quarter. However, the company has taken action to re-schedule receipt of Future semiconductor shipments from its suppliers into next quarter.

     "During December some of our customers indicated that their equipment inventories had not reduced as fast as they expected and therefore they had more Helium chips than they needed for their current production levels," said Charles Cotton, chief executive officer of Virata Corporation. "In order to minimize this inventory build up and maintain strong customer relationships, we have agreed to reschedule our product shipments to these customers. Based on
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recent market projections of strong global demand for DSL services, we expect the inventory overhang will be cleared in the early months of 2001."

     Added Cotton, "In calendar 2000, the market exceeded all expectations as worldwide DSL deployments exceeded the 1999 level by over ten times. In retrospect, however, it appears that this strong growth rate resulted in component shortages in the Spring and Summer of 2000, which led to customers ordering ahead of their requirements to ensure adequate supply. This resulted in the current inventory overhang, which we expect will clear in the early months of calendar 2001. Once this has happened, Virata's strong market share position in worldwide DSL deployments and the introduction of new strategic customers and products should fuel renewed growth for the company."

     Virata has scheduled a conference call with analysts at 8:00 a.m. eastern time today. The conference call will be broadcasted on www.virata.com, in the
                                                        --------------
investor info, overview section. If you have any problems, please call Virata at
(408) 566-1000.

About Virata

     Virata provides communications software and semiconductors to manufacturers of DSL, wireless, and other broadband networking equipment. Virata's suite of processor-independent software products provide developers with complete, field-proven implementations of networking functions, including ATM, MPLS, and web servers, removing the need to write and validate new software code.

     Virata also pre-integrates its extensive suite of communications software with its powerful and cost-effective communications processors to create "integrated software on silicon" (ISOS) products. These ISOS solutions enable customers to develop a diverse range of broadband wireless and wireline equipment including DSL modems, gateways, routers, and integrated access devices targeted at the voice and high-speed data network access and customer premises markets. Virata's products enable equipment manufacturers to simplify product development, reduce the time it takes for products to reach the market and focus resources on product differentiation and improvement.

     Virata is a principal member of the ATM Forum, Bluetooth SIG organization, the DSL Forum, HomePNA, ITU, MPLS Forum, OpenDSL Alliance and UPnP Forum. A publicly traded company on the Nasdaq Stock Market, Virata was founded in 1993 and is headquartered in Santa Clara, California. For more information, please visit www.virata.com.
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                                      ###

Virata is a registered trademark of Virata and Helium and ISOS are registered trademarks of Virata Corporation. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.


Except for historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially. Due to increasing uncertainties in the company's market, the company's degree of visibility on future revenues and earnings and associated confidence level in forecast information is less than in past quarters. Factors that might cause a difference include, but are not limited to, those relating to general business and economic conditions, evolving industry standards, the pace of development and market acceptance of our products, those of our customers and the DSL market generally, the rate of DSL deployments, commercialization and technological delays or difficulties, changes in customer order patterns and the product volume of such orders, the financial condition of our customers, risks of customer loss, the impact of competitive products and technologies, competitive pricing pressures, manufacturing availability and risks, dependence on third party suppliers, the uncertainties associated with international operations, the possibility of our products infringing patents and other intellectual property of third parties, risks due to limited protection of our intellectual property, product defects, costs of product development, our ability to attract and retain employees, the company's ability to extract value from acquisitions, manufacturing and government regulation and other risk factors listed from time to time in the reports and other documents Virata files with the Securities and Exchange Commission, including without limitation, the report on Form 10-Q for the quarter ended October 1, 2000. Virata assumes no obligation to revise or update the forward-looking statements contained in this press release to reflect events or circumstances after the date hereof.


Virata Contacts:        Kelly Karr (PR)          James Fraser, CFA
----------------        408-566-1026             Director of Investor Relations
                        kkarr@virata.com         408-566-1098
                        Desiree Russell (PR)     jfraser@virata.com
                        919-790-7100
                        drussell@virata.com